EXHIBIT 10.20


                             EMPLOYMENT AGREEMENT

     This AGREEMENT is entered into as of October 5, 2000 (the "Effective Date"), by and between Jonathan Harding ("Executive") and Viador, Inc., a California corporation (together with any successor by merger or otherwise, the "Company"). In consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

     1. Duties and Scope of Employment.

       (a) Position and Duties. For the term of his employment under this Agreement, the Company agrees to employ Executive as its President and Chief Executive Officer, reporting directly to the Board of Directors (the "Board"). Executive shall have such duties and authority as are commensurate with one employed in the position of President and Chief Executive Officer, as may be customarily associated with such position, and as may be assigned to Executive from time to time. Executive shall diligently, to the best of his ability, and with the highest degree of good faith and loyalty, perform all such duties incident to his position and use his best efforts to promote the interests of the Company.

       (b) Obligations to the Company. During the Employment Term, Executive shall devote his full time and energy to the business of the Company and shall not be engaged in any competitive business activity without the express written consent of the Chairman of the Board. Executive shall comply with the Company's policies and rules, as they may be in effect from time to time during the term of his employment.

       (c) No Conflicting Obligations. Executive represents and warrants to the Company that he is under no obligations or commitments, whether contractual or otherwise, that are inconsistent with his obligations under this Agreement. Executive represents and warrants that he will not use or disclose, in connection with his employment by the Company, any trade secrets or other proprietary information or intellectual property in which Executive or any other person has any right, title or interest and that his employment by the Company as contemplated by this Agreement will not infringe or violate the rights of any other person or entity. Executive represents and warrants to the Company that he has returned all property and confidential information belonging to any prior employers.

     2. Term of Employment.

        (a) Basic Rule. The Company agrees to continue Executive's employment, and Executive agrees to remain in employment with the Company, from the Effective Date until the date when Executive's employment terminates pursuant to Subsection 2(b) below (the "Employment Period"). Executive's employment with the Company shall be "at will," which means that either Executive or the Company may terminate Executive's employment at any time, for any reason, with "Cause" or "Without Cause." Any contrary representations, which may have been made to Executive shall be superseded by this Agreement. This Agreement shall constitute the full and complete agreement between Executive and the

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Company regarding the "at will" nature of Executive's employment, which may only be changed in an express written agreement signed by Executive and the Chairman of the Board.

        (b) Termination. The Company or Executive may terminate Executive's employment at any time for any reason (or no reason), and with "Cause" or "Without Cause," by giving the other party fourteen (14) days' notice in writing. Executive's employment shall terminate automatically in the event of his death.

     3. Cash and Incentive Compensation.

        (a) Base Salary. The Company shall pay Executive as compensation for his services an annualized base salary of Two Hundred Seventy Five Thousand Dollars ($275,000.00), less applicable deductions and withholdings, payable in accordance with the Company's standard payroll schedule. The compensation specified in this Subsection (a), together with any change in such compensation that the Company may grant from time to time, are referred to in this Agreement as "Base Salary." The Base Salary will be reviewed at least annually and shall be subject to change from time-to-time at the sole discretion of the Compensation Committee of the Board.

        (b) Bonus. Executive will be eligible to earn an annualized bonus (the "Target Bonus") for each calendar year equal to at least fifty percent (50%) of his Base Salary, less applicable deductions and withholdings. The Target Bonus shall be based upon performance criteria to be established by the Board of Directors in consultation with Executive. If any part of the Target Bonus is earned for a given year, it will be paid on or before February 28 of the following year.

        (c) Stock Options. As of the Effective Date of this Agreement, Executive has been granted an option to buy 750,000 shares of Common Stock pursuant to the Company's Stock Option Plan (the "Plan"); the exercise price shall be the fair market value which equals the closing selling price per share of Common Stock on October 5, 2000, as such prices are reported by the National Association of Securities Dealers (the "Option"). The terms of the Option are summarized in Exhibit A to this Agreement. Executive's Option shall continue to vest in accordance with the Plan and the stock option agreements between the Company and Executive evidencing such Option.

       (d) Vacation and Executive Benefits. During the term of his employment, Executive shall be eligible for vacation each year, in accordance with the Company's standard policy for senior executives, as it may be amended from time to time. Executive shall be eligible during his employment term to participate in any employee benefit plans generally available to the other senior executives of the Company, subject in each case to the generally applicable terms and conditions of the plan in question and to the determinations of any person or committee administering such plan. The Company reserves the right to amend, modify or terminate any employee benefits at any time for any reason.

        (e) Business Expenses. During the term of his employment, Executive shall be authorized to incur necessary and reasonable travel and other business expenses in connection with his duties hereunder. The Company shall reimburse Executive for such

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expenses upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company's expense reimbursement policies as may be established and modified from time-to-time.

     4. Payments, Benefits and Acceleration Following Termination.

       (a) Termination Following Change of Control. If, within one year following a "Change of Control," Executive resigns for "Good Reason" or the Company terminates Executive's employment "Without Cause," then Executive shall receive:

           (i) A lump sum severance payment equal to 1.25 times Executive's Base Salary, less applicable deductions and withholdings;

           (ii) The full amount of his Target Bonus for the year in which Executive is terminated, less applicable deductions and withholdings;

           (iii) Credit for twelve (12) months of vesting of the unvested shares under all outstanding stock options then held by Executive; and

           (iv) Should Executive be eligible for and elect to continue his health insurance pursuant to COBRA, payment of COBRA premiums for fifteen (15) months following the termination date of Executive's employment. If, however, Executive obtains alternative coverage through new employment (irrespective of the scope or terms), the Company's obligations under Section 4(a)(iv) shall terminate.

       (b) Termination Outside Change of Control. Subject to Section 4(e) of this Agreement, if the Company terminates Executive's employment "Without Cause" when no Change of Control has occurred in the prior year, then Executive shall receive:

           (i) Base Salary continuation payments for a period of six (6) months following the termination of Executive's employment (the "Continuation Period"), which shall be payable in accordance with the Company's normal payroll practices;

           (ii) Credit for six (6) months of vesting of each outstanding stock option or stock then held by Executive; and

           (iii) Should Executive be eligible for and elect to continue his health insurance pursuant to COBRA following the termination date, payment of COBRA premiums during the Continuation Period. If, however, Executive obtains alternative coverage through new employment (irrespective of the scope or terms), the Company's obligations under Section 4(b)(iii) shall terminate.

     (c) Resignation or Termination for "Cause." In the event that (i) Executive's employment is terminated by the Company at any time for "Cause;"
(ii) Executive resigns his employment for any reason when no Change of Control has taken place within the prior twelve (12) months; or (iii) Executive resigns his employment without "Good Reason" within twelve (12) months following a Change of Control; then upon the termination of Executive's employment, Executive will be paid his Base Salary and for all unused vacation

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earned through the date of termination, but nothing else, and all stock vesting and benefits will cease on Executive's date of termination.

     (d) Release Required. As a prior condition to Executive receiving any payment, benefit or stock acceleration under Sections 4(a) and/or 4(b) of this Agreement, Executive shall execute a full release of known and unknown claims against the Company, its successors, affiliates, employees, agents, advisors and representatives, in a form designated by the Company.

     (e) Condition of Non-competition. During the Continuation Period, Executive shall not engage in any "Competitive Activity" without first notifying the Company of the contemplated activity. Executive agrees that if there is any reasonable question regarding whether or not a contemplated activity would be a Competitive Activity, Executive will consult with the Board before engaging in the contemplated activity. The Compensation Committee of the Board will determine in its sole discretion whether the activity contemplated by Executive is a Competitive Activity. Immediately upon engaging in any Competitive Activity during the Continuation Period, all payments and benefits under Section 4(b) of this Agreement shall cease, and Executive shall not be entitled to any further payments or benefits from the Company. During all or part of the Continuation Period, Executive may engage in Competitive Activity if agreed in a writing signed by all parties, and in that event, the Company shall have no obligation to Executive under Section 4(a)(i) or (ii) or 4(b)(i) for any balance of the Continuation Period in which Executive may engage in Competitive Activity.

     (f) Termination Due to Death or Disability. If Executive's employment is terminated due to death or Disability, then Executive, or Executive's estate, will receive: (i) payment for all Base Salary and accrued but unused vacation earned through the date of termination; and (ii) a lump-sum payment equal to the pro-rata portion of Executive's full Target Bonus, based on Executive's length of service during the year in which Executive's employment is terminated due to death or Disability.

     (g) Definitions.

           (i) "Change of Control." For all purposes under this Agreement, "Change of Control" shall mean (1) a merger or consolidation in which securities possessing at least fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or (2) the sale, transfer or other disposition of all or substantially all of the Corporation's assets in complete liquidation or dissolution of the Corporation.

           (ii) "Good Reason." For all purposes under this Agreement, "Good Reason" for Executive's resignation will exist if he resigns within sixty (60) days of any of the following events: (1) any reduction in his Base Salary; (2) a change in his position with the Company or a successor company which reduces substantially his duties or level of responsibility; (3) any requirement that he relocate his place of employment by more than fifty (50) miles from his then current office, provided such reduction, change or relocation is effected

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by the Company without his written consent.  A resignation by Executive under any other circumstance or for any other reason will be a resignation without "Good Reason."

           (iii) Termination for "Cause." For all purposes under this Agreement, a termination for "Cause" shall mean a termination of Executive's employment for any of the following reasons: (1) misappropriation of the assets of the Company; (2) conviction of, or a plea of "guilty" or "no contest" to a felony under the laws of the United States or any state thereof; (3) committing an act of fraud against, or the misappropriation of property belonging to, the Company; (4) a material breach of any confidentiality or proprietary information agreement between Executive and the Company; or (5) continued unsatisfactory performance after being given a written warning and, if curable, at least thirty (90) days to improve performance. A termination of Executive's employment in any other circumstance or for any other reason will be a termination "Without Cause."

           (iv) "Disability." For all purposes under this Agreement, "Disability" means Executive's inability to carry out his material duties under this Agreement for more than six (6) months in any twelve (12) consecutive month period as a result of incapacity due to mental or physical illness or injury.

           (v) "Competitive Activity." For the purposes of this Agreement, a "Competitive Activity" means any activity in which Executive directly or indirectly provides services of any kind or nature (whether or not Executive is compensated for such services), including, but not limited to, Executive working in an employment, advisory or consulting capacity, for any Competitor of the Company.

           (vi) "Competitor." For purposes of this Agreement, "Competitor" is defined as any company involved in the Enterprise Information Portal market.

     5. Change in Control Benefit Limit.

       (a) Benefit Limit. The aggregate Present Value (measured as of the Change of Control) of the benefits to which Executive becomes entitled under this Agreement either at the time of a Change of Control or at the time of his subsequent termination of employment following a Change of Control and which constitute "parachute payments" under federal tax law shall be limited to the greater of the following dollar amounts (the "Benefit Limit"):

           (i) 2.99 times Executive's Average Compensation, less the Present Value (measured as of the Change of Control) of any Other Parachute Payments to which Executive is entitled other than pursuant to the provisions this Agreement, or

           (ii) the amount which yields Executive the greatest after-tax amount payable to him under this Agreement after taking into account the excise tax (if any) imposed under Code Section 4999) on the Vesting Parachute Payment and any Other Parachute Payments which are provided Executive under this Agreement or otherwise.

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       (b) Definitions.  For purposes of applying Code Sections 280(G) and 4999 and the Treasury Regulations thereunder to determine the Benefit Limit in effect, the following definitions shall be in effect:

           Average Compensation means the average of Executive's W-2 wages or other compensation from the Company (or any predecessor corporation) for the five (5) calendar years (or such fewer number of calendar years of employment with the Company or such predecessor corporation) completed immediately prior to the calendar year in which the Change of Control is effected. Any W-2 wages or other compensation for a partial year of employment will be annualized, in accordance with the frequency which such wages or compensation is paid during such partial year, before inclusion in Average Compensation.

           Code means the Internal Revenue Code of 1984, as amended from time to time.

           Vesting Parachute Payment means, with respect to any of Executive's Incentive Stock or outstanding stock options accelerated pursuant to the provisions of this Agreement, the portion of that acceleration benefit deemed to be a parachute payment under Code Section 280G and the Treasury Regulations issued thereunder. The portion of the acceleration benefit which is categorized as a Vesting Parachute Payment shall be calculated in accordance with the valuation provisions established under Code Section 280G and the applicable Treasury Regulations and shall include an appropriate dollar adjustment to reflect the lapse of Executive's obligation to remain in the Company's employ as a condition to the vesting of the accelerated Incentive Stock or stock options. In no event, however, will the Vesting Parachute Payment attributable to the accelerated vesting of any Incentive Stock or stock option exceed the spread (the excess of the fair market value of the accelerated Incentive Stock or option shares over the purchase price paid for the Incentive Stock or the option exercise price payable for the accelerated option shares) existing at the time of the vesting acceleration.

           Other Parachute Payment means any payments in the nature of compensation (other than the Vesting Parachute Payment) which are made to Executive, whether under this Agreement or any other arrangement, in connection with the Change of Control and which accordingly qualify as parachute payments within the meaning of Code Section 280G(b)(2) and the Treasury Regulations issued thereunder.

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           Present Value means the value, determined as of the date of the
Change of Control, of any payment in the nature of compensation to which Executive becomes entitled in connection with the Change of Control or the subsequent termination of his employment, including (without limitation) the Vesting Parachute Payment attributable to the accelerated vesting of his Incentive Stock and outstanding stock options and any Other Parachute Payments to which Executive becomes entitled. The Present Value of each such payment shall be determined in accordance with the provisions of Code Section 280G(d)(4), utilizing a discount rate equal to one hundred twenty percent (120%) of the applicable Federal rate in effect at the time of such determination, compounded semi-annually to the effective date of the Change of Control.

       (c) Resolution Procedure. In the event there is any disagreement between Executive and the Company as to whether one or more payments to which Executive becomes entitled in connection with either the Change of Control or his subsequent termination of employment constitute Vesting Parachute Payments or Other Parachute Payments or as to the determination of the Present Value thereof, such dispute will be resolved as follows:

           (i) In the event temporary, proposed or final Treasury Regulations in effect at the time under Code Section 280G (or applicable judicial decisions) specifically address the status of any such payment or the method of valuation therefor, the characterization afforded to such payment by the Regulations (or such decisions) will, together with the applicable valuation methodology, be controlling.

           (ii) In the event Treasury Regulations (or applicable judicial decisions) do not address the status of any payment in dispute, the matter will be submitted for resolution to independent tax counsel ("Independent Counsel") mutually acceptable to the Company and Executive. The resolution reached by such Independent Counsel shall will be final and controlling. and all expenses incurred in connection with the retention of Independent Counsel to resolve the dispute shall be shared equally by the Company and Executive.

           (iii) In the event Treasury Regulations (or applicable judicial decisions) do not address the appropriate valuation methodology for any payment in dispute, the Present Value thereof will be submitted to the Company's independent auditors for determination, and the expenses incurred in obtaining such valuation shall be paid by the Company.

           (iv) A portion of the benefits provided under this Agreement to Executive at the time of his termination of employment following a Change of Control shall be allocated as compensation for his non-compete covenant appearing in the Agreement, and to the extent the allocated benefits do not exceed the value of the non-compete covenant to the Company, those benefits shall not be considered to be parachute payments under Code Section 280G. The value of the non-compete covenant shall be determined by independent appraisal obtained at the sole cost of the Company.

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     6. Non-Solicitation and Non-Disclosure.

       (a) Non-Solicitation. During the period commencing on the Effective Date of this Agreement and continuing until the first anniversary of the date when Executive's employment terminates for any reason, Executive shall not directly or indirectly, personally or through others, solicit or encourage, or attempt to solicit or encourage (on Executive's own behalf or on behalf of any other person or entity) for hire any employee or consultant of the Company or any of the Company's affiliates.

       (b) Non-Disclosure. As a condition of employment, Executive will execute the Company's standard Proprietary Information Agreement, a copy of which is attached.

     7. Successors.

       (a) Company's Successors. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets. For all purposes under this Agreement, the term "Company" shall include any successor to the Company's business and/or assets which becomes bound by this Agreement.

       (b) Executive's Successors. This Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

    8. Arbitration. Executive and the Company agree to arbitrate before a neutral arbitrator any and all disputes or claims arising from or relating to Executive's employment with the Company, or the termination of that employment, including disputes or claims against any current or former agent or employee of the Company.

       (a) Arbitrable Claims. Arbitrable disputes or claims include those which arise in tort, contract, or pursuant to a statute, regulation, or ordinance now in existence or which may in the future be enacted or recognized, including, but not limited to, the following claims:

           (i) claims for fraud, promissory estoppel, fraudulent inducement of contract or breach of contract or contractual obligation, whether such alleged contract or obligation be oral, written, or express or implied by fact or law;

           (ii) claims for wrongful termination of employment, violation of public policy and constructive discharge, infliction of emotional distress, misrepresentation, interference with contract or prospective economic advantage, defamation, unfair business practices, and any other tort or tort-like causes of action relating to or arising from the employment relationship or the formation or termination thereof;

          (iii) claims of discrimination, harassment, or retaliation under any and all federal, state, or municipal statutes, regulations, or ordinances that prohibit

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discrimination, harassment, or retaliation in employment, as well as claims for violation of any other federal, state, or municipal statute, regulation, or ordinance, except as set forth herein; and

          (iv) claims for non-payment or incorrect payment of wages, commissions, bonuses, severance, employee fringe benefits, stock options and the like, whether such claims be pursuant to alleged express or implied contract or obligation, equity, the California Labor Code, the Fair Labor Standards Act, the Employee Retirement Income Securities Act, and any other federal, state, or municipal laws concerning wages, compensation or employee benefits.

       (b) Non-Arbitrable Claims. Executive and the Company further understand and agree that the following disputes and claims are not covered by the arbitration agreement contained in this Section 8 and shall therefore be resolved as required by the law then in effect:

           (i) claims for workers' compensation benefits, unemployment insurance, or state or federal disability insurance;

           (ii) claims concerning the validity, infringement, enforceability, or misappropriation of any trade secret, patent right, copyright, trademark, or any other intellectual or confidential property held or sought by Employee or the Company; and

           (iii) any other dispute or claim that has been expressly excluded from arbitration by statute.

       (c) Relief and Review. The Arbitrator shall have the authority to award any relief authorized by law in connection with the asserted claims or disputes and shall issue a written Award that sets forth the essential findings and conclusions on which the Award is based. The Arbitrator's Award shall be final and binding on both the Company and Employee and it shall provide the exclusive remedy(ies) for resolving any and all disputes and claims subject to arbitration under this Agreement. The Arbitrator's Award shall be subject to correction, confirmation, or vacation, as provided by California Code of Civil Procedure Section 1285.8 et seq and any applicable California case law setting forth the standard of judicial review of arbitration Awards.

       (d) Location and Rules. The arbitration shall be conducted in Santa Clara County, California, or such location as is mutually agreeable to the parties, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association; provided, however, that the Arbitrator shall allow the discovery authorized by California Code of Civil Procedure Section 1283.05 or any other discovery required by California law. Also, to the extent that any of the National Rules for the Resolution of Employment Disputes or anything in this Agreement conflicts with any arbitration procedures required by California law, the arbitration procedures required by California law shall govern.

       (e) Costs and Attorneys' Fees. The Company will bear the arbitrator's fee and any other type of expense or cost that Executive would not be required to bear if he were free to bring the dispute(s) or claim(s) in court as well as any other expense or cost that is unique to arbitration. Executive and the Company shall each bear their own attorneys' fees incurred

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in connection with the arbitration, and the arbitrator will not have authority to award attorneys' fees unless a statute or contract at issue in the dispute authorizes the award of attorneys' fees to the prevailing party, in which case the arbitrator shall have the authority to make an award of attorneys' fees as required or permitted by applicable law. If there is a dispute as to whether the Company or Executive is the prevailing party in the arbitration, the Arbitrator will decide this issue.

       (f) WAIVER OF RIGHT TO JURY. EXECUTIVE AND THE COMPANY UNDERSTAND AND AGREE THAT THE ARBITRATION OF DISPUTES AND CLAIMS UNDER THIS AGREEMENT SHALL BE INSTEAD OF A TRIAL BEFORE A COURT OR JURY OR A HEARING BEFORE A GOVERNMENT AGENCY.

    9.  Miscellaneous Provisions.

       (a) Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by overnight courier, U.S. registered or certified mail, return receipt requested and postage prepaid. Mailed notices shall be addressed to Executive at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

       (b) Modifications and Waivers. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

       (c) Whole Agreement. No other agreements, representations or understandings (whether oral or written) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter of this Agreement. This Agreement, the Proprietary Information Agreement, and applicable stock option agreements and stock plans, contain the entire understanding of the parties with respect to the subject matter hereof.

       (d) Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.

       (e) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California (except provisions governing the choice of law).

       (f) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

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       (g) No Assignment.  This Agreement and all rights and obligations of
Executive hereunder are personal to Executive and may not be transferred or assigned by Executive at any time. The Company may assign its rights under this Agreement to any entity that assumes the Company's obligations hereunder in connection with any sale or transfer of all or a substantial portion of the Company's assets to such entity.

     (h) Headings. The headings of the paragraphs contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of any provision of this Agreement.

     (i) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

EXECUTIVE

____________________________________


By:_________________________________


Title:_______________________________


VIADOR, INC.

____________________________________


By:_________________________________


Title:_______________________________


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